Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
K-V Pharmaceutical Company
St. Louis, Missouri

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement of our reports dated June 14, 2012, related to the consolidated financial statements and to the effectiveness of the Company’s internal control over financial reporting which appear in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012.

Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO USA, LLP

Chicago, Illinois
July 31, 2012